Exhibit 99.5

Report of Independent Auditors

To the Management of SIMCOE LLC

Opinion

We have audited the accompanying financial statements of SIMCOE LLC (the “Company”), which comprise the statements of financial position as of December 31, 2024 and 2023, and the related statements of operations and comprehensive income (loss), of changes in member’s capital and of cash flows for the years then ended, including the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matters

As discussed in Note 2 to the financial statements, the Company has restated its 2023 financial statements to correct errors. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with US GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
August 1, 2025

SIMCOE LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL POSITION
AS OF DECEMBER 31, 2024 AND 2023

(dollars in thousands)

	2024	2023
		(Restated)
ASSETS
Current Assets:
Cash and cash equivalents	$18,630	$14,550
Accounts receivable	49,345	53,304
Inventories	25,305	21,811
Prepaids and other current assets	13,988	15,192
Total current assets	107,268	104,857

Property, Plant and Equipment:
Oil and natural gas properties, successful efforts method	811,600	802,586
Other property and equipment	12,895	7,810
Total property, plant and equipment	824,495	810,396
Less: accumulated depreciation, depletion and amortization	(287,386)	(209,508)
Property, plant and equipment, net	537,109	600,888

Intangible assets, net	8,671	10,117
Other non-current assets	9,080	7,112
Total Assets	$662,128	$722,974

LIABILITIES AND MEMBER’S CAPITAL

Current Liabilities:
Accounts payable and accrued liabilities	$71,802	$95,692
Accrued liabilities – related party	20,242	12,510
Short-term debt, net	48,651	44,770
Derivative liability	—	13,746
Other current liabilities	5,595	4,996
Total current liabilities	146,290	171,714

Long-term debt, net	114,589	158,456
Asset retirement obligations	98,339	93,010
Gas off-take liability	98,851	122,116
Other non-current liabilities	21,105	16,678
Total liabilities	479,174	561,974

Commitments and Contingencies (Note 14)

Member’s Capital:
Member’s capital	182,687	162,031
Other comprehensive income (loss)	267	(1,031)
Total member’s capital	182,954	161,000
Total Liabilities and Member’s Capital	$662,128	$722,974

The accompanying notes are an integral part of these financial statements.

SIMCOE LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
YEARS ENDED DECEMBER 31, 2024 AND 2023

(dollars in thousands)

	2024	2023
		(Restated)
Revenues:
Oil, gas and plant products	$233,905	$326,002
Midstream revenues	16,901	15,695
Gas off-take agreement amortization	23,265	25,332
Saltwater disposal revenues	386	337
Other revenues	2,805	802
Total revenues	277,262	368,168

Operating expenses:
Lease operating expenses	84,327	108,691
Workover	10,471	15,535
Severance and ad valorem taxes	22,482	30,950
Gathering, transportation and marketing	53,236	75,913
General and administrative expenses	6,588	8,761
General and administrative expenses – related party	13,609	9,868
Accretion expense	5,688	5,320
Depreciation, depletion and amortization	79,323	61,243
(Gain) loss on sale/transfer of assets	(36)	35,797
Rig cancellation expense	—	2,634
Total operating expenses	275,688	354,712

Operating income	1,574	13,456

Other income (expense):
Interest expense	(12,287)	(14,824)
Foreign currency gain	17	13
Amortization of BP deferred discount	—	(437)
Gain (loss) on derivatives, net	(4,536)	5,738
Total other expense	(16,806)	(9,510)

Net income (loss)	(15,232)	3,946
Other comprehensive income (loss):
Income on foreign currency cash flow hedge	1,298	3,902
Comprehensive income (loss)	$(13,934)	$7,848

The accompanying notes are an integral part of these financial statements.

SIMCOE LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBER’S CAPITAL
YEARS ENDED DECEMBER 31, 2024 AND 2023

(dollars in thousands)

	Member’s Capital	Accumulated Other Comprehensive Income (Loss)	Total Capital (Deficit)

Balance – December 31, 2022 (Restated)	$233,976	$(4,933)	$229,043
Contributions	60	—	60
Distributions	(75,951)	—	(75,951)
Net income (restated)	3,946	—	3,946
Other comprehensive income	—	3,902	3,902

Balance – December 31, 2023 (Restated)	$162,031	$(1,031)	$161,000
Contributions	35,888	—	35,888
Net loss	(15,232)	—	(15,232)
Other comprehensive income	—	1,298	1,298

Balance – December 31, 2024	$182,687	$267	$182,954

The accompanying notes are an integral part of these financial statements.

SIMCOE, LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2024 and 2023

(dollars in thousands)

	2024	2023
		(Restated)
Cash flows from operating activities:
Net income (loss)	$(15,232)	$3,946
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Accretion expense	5,688	5,320
Depreciation, depletion and amortization	77,877	59,797
Amortization of debt issuance costs, discount and premium	627	1,064
Cash paid for ARO settlement	—	461
(Gain) loss on asset retirement obligation	(359)	289
Amortization of BP gas offtake agreement	(23,265)	(25,332)
Amortization of Indian tribe ROW intangible asset	1,445	1,445
Loss on sale/transfer of assets	36	35,797
Unrealized gain on derivatives	(13,746)	(22,908)
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	(22,290)	(43,782)
Accrued liabilities – related party	7,732	8,694
Accounts receivable	3,959	74,321
Inventories	(3,493)	(13,211)
Prepaids and other current assets	1,203	(4,005)
Other non-current assets	(1,968)	(140)
Other current liabilities	599	(18)
Other non-current liabilities	(1,347)	(890)
Net cash provided by operating activities	17,466	80,848
Cash flows from investing activities:
Additions to oil and natural gas properties	(10,649)	(46,480)
Additions to other property, plant and equipment	(5,085)	(7,263)
Proceeds from sale/transfer of assets	-	43,106
Net cash used in investing activities	(15,734)	(10,637)
Cash flows from financing activities:
Contributions – related parties	35,888	60
Distributions – related parties	-	(59,300)
Payment of long-term debt	(33,540)	(79,883)
Net cash provided by (used in) financing activities	2,348	(139,123)
Increase (decrease) in cash, cash equivalents and restricted cash	4,080	(68,912)

Cash, cash equivalents and restricted cash – beginning of period	14,550	83,462

Cash, cash equivalents and restricted cash – end of period	$18,630	$14,550

The accompanying notes are an integral part of these financial statements.

SIMCOE LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024 AND 2023

1. ORGANIZATION AND BUSINESS

SIMCOE LLC (“SIMCOE” or the “Company”) was formed in the state of Delaware on October 21, 2019. SIMCOE is an oil and natural gas exploration and production company primarily involved in the acquisition, exploration, development, and operation of oil and natural gas leasehold interests.

The Company’s asset base is comprised primarily of approximately 563,000 net acres acquired on February 28, 2020, from an unrelated third party for $640 million exclusive of usual and customary post close purchase price adjustments. There are approximately 9,400 wellbores of which 39% are operated with average working interest of 73% and overall, 42% in the entire field. The proved value is in San Juan, Rio Arriba and La Plata counties in the San Juan Basin in New Mexico and Colorado. The Company conducts all its activities in the United States of America.

SIMCOE has a management service agreement (“MSA”) with IKAV Energy Inc. (“IKAV”). Through the MSA, IKAV oversees the operations of SIMCOE and provides all general management services reasonably required in day-to-day activities of the Company. SIMCOE also has service agreement with IKAV General Partner S.a.r.l (“IKAV GP”). Through the agreement, IKAV GP provides consulting and various other services to SIMCOE.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern.

Natural gas prices are determined by many factors that are outside of the Company’s control. Historically, these prices have been volatile, and the Company expects them to remain volatile. During 2023, prices for natural gas declined precipitously, and prices remained low through 2024. Continued depression of prices could have a material adverse effect on SIMCOE’s liquidity. Continued volatility or further declines in prices could also have a significant adverse impact on the value and quantities of reserves.

As discussed in NOTE 7 – Debt, the Company’s long-term debt provides for certain covenants measured quarterly. As of March 31, 2024, the Company failed to meet the minimum EBITDAX to Scheduled Debt Service Ratio test, and based on current forward commodity prices, the Company projects that it would likely have a minimum EBITDAX to Scheduled Debt Service Ratio below the level prescribed in the credit agreements, and therefore SIMCOE would not be in compliance with this covenant during 2024. Furthermore, as of August 1, 2025, the Company has not made its scheduled Tranche 2 principal payments, which were due on April 22, 2024, due to a continuing working capital deficit. Noncompliance with its covenant and failure to make a scheduled principal payment are both events of default and could result in the acceleration of all the Company’s indebtedness under the credit agreements. If the lenders under the credit agreements were to accelerate the loans outstanding thereunder, the Company would not have sufficient liquidity to repay the amounts due under the credit agreements.

On July 31, 2024, the Company received a waiver from its lenders which waives the failure to make the Tranche 2 principal payment and to achieve the EBITDAX to Scheduled Debt Service Ratio covenant. This waiver is in effect until August 1, 2025. On July 31, 2025, the Company received an additional waiver from its lenders which waives the failure to make the Tranche 2 principal payment, delayed quarterly reporting to lenders, and waives the EBITDAX to Scheduled Debt Service Ratio covenant through October 31, 2026, or until an amendment is put in place.

During 2025, the Company’s Management has observed improvements in market conditions notably the increase in natural gas prices and the forecasted 2025 natural gas prices has positively impacted the Company’s revenue and financial liquidity.

Considering the waiver obtained in July 2025, along with improving market conditions and increase in forecasted natural gas prices, the Company’s management has concluded that the Company will meet its financial obligations as they come due twelve months from the financial statement issuance date.

2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company restated its previously issued financial statements as of and for the year ended December 31, 2023, in accordance with ASC Topic 250, Accounting Changes and Error Corrections. The Company has also restated impacted amounts within the notes to the consolidated financial statements, as applicable.

In connection with the preparation of the Company’s financial statements as of and for the year ended December 31, 2024, the following errors related to previously issued financial statements were identified and corrected:

Description of Misstatement Adjustments

(a)	The Company recorded an adjustment to correct a misstatement in revenues related to the duplication of fuel gain/loss in 2023 and prior periods.
(b)	The Company recorded an adjustment to correct an overstatement in accounts receivable and revenue related to recording production volumes in excess of sales and corrections to gathering, transportation and marketing expense in 2023 and prior periods. Additionally, the Company recorded adjustments to correct misstatements related to prior period accruals for certain receivables deemed uncollectable.
(c)	The Company recorded an adjustment to correct an overstatement of depreciation, depletion and amortization relating to the production volume differences in 2023 and prior periods as described above in (b).
(d)	The Company recorded an adjustment to correct amounts payable related to tribal and federal royalties as well as to correct reversals of the prepaid royalties which were recorded in the wrong period and reclassed those reversals to 2023 and prior periods. Additionally, the Company recorded an adjustment to accrue interest for underpaid royalties.

Management prepared a quantitative and qualitative analysis of these errors, along with certain other immaterial accounting errors, and concluded the aggregate impact of all the errors are material to the Company’s previously reported annual financial statements as of and for the year ended December 31, 2023. As a result, the accompanying financial statements as of and for the year ended December 31, 2023, and related notes hereto, have been restated to correct these errors.

Description of Restatement Tables

Below, we have presented a reconciliation from the previously reported to the restated values for our financial statements as of and for the year ended December 31, 2023. The values as previously reported were derived from our financial statements as of and for the year ended December 31, 2023, issued on August 3, 2024:

	December 31, 2023
	As Previously Reported	Adjustment	Ref	Restated
Statement of Financial Position
Assets:
Cash	12,093	2,457	(d)	14,550
Accounts receivable	85,612	(32,308)	(a)(b)(d)	53,304
Prepaids and other current assets(1)	32,475	(17,283)	(d)	15,192
Total current assets	151,991	(47,134)		104,857
Less: Accumulated depreciation, depletion and amortization	(213,616)	4,108	(c)	(209,508)
Total property, plant & equipment, net	596,780	4,108		600,888
Total assets	766,000	(43,026)		722,974

Liabilities:
Accounts payable and accrued liabilities	83,075	12,617	(b)(d)	95,692
Total current liabilities	159,097	12,617		171,714
Total liabilities	549,357	12,617		561,974

	December 31, 2023
	As Previously Reported	Adjustment	Ref	Restated
Member’s Capital:
Member’s capital	217,674	(55,643)	(a)(b)(c)(d)	162,031
Total member’s capital(2)	216,643	(55,643)		161,000
Total Liabilities and Member’s Capital	766,000	(43,026)		722,974

Statement of Operations and Comprehensive Income (Loss)
Oil, gas and plant products	334,959	(8,957)	(a)(b)(d)	326,002
Total revenue	377,125	(8,957)		368,168
Severance and Ad Valorem taxes	28,905	2,045	(d)	30,950
Gathering, transportation and marketing	74,530	1,383	(b)	75,913
Depreciation, depletion and amortization	62,299	(1,056)	(c)	61,243
Total operating expenses	352,340	2,372		354,712
Operating income (loss)	24,785	(11,329)		13,456
Net income (loss)	15,275	(11,329)		3,946
Comprehensive income (loss)	19,177	(11,329)		7,848

Statement of Changes in Member’s Capital
Balance on December 31, 2022	273,357	(44,314)		229,043
Net income	15,275	(11,329)		3,946
Balance on December 31, 2023	216,643	(55,643)		161,000

Statement of Cash Flows
Net income (loss)	15,275	(11,329)		3,946
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation, depletion and amortization	60,853	(1,056)	(c)	59,797
Accounts payable and accrued liabilities	(40,122)	(3,660)	(b)(d)	(43,782)
Accounts receivable	64,251	10,070	(a)(b)	74,321
Prepaids and other current assets	(12,437)	8,432	(d)	(4,005)
Net cash provided by operating activities	78,391	2,457		80,848
Increase (decrease) in cash, cash equivalents and restricted cash	(71,369)	2,457		(68,912)
Cash, cash equivalents and restricted cash – end of period	12,093	2,457		14.550

(1)	Effective in 2024, the Company changed the presentation of “Prepaids and other current assets” in its Statements of Financial Position to present inventories as a separate financial statement line item (“FSLI”) labeled “Inventories”. The change in presentation in FSLI has been applied retrospectively and does not affect the total amount previously reported.

(2)	Effective in 2024, the Company changed the presentation of “Member’s capital” and “Accumulated income” in its Statements of Financial Position to combine the FSLIs into one FSLI labeled “Member’s capital”. The change in presentation in FSLI has been applied retrospectively and does not affect the member’s capital and accumulated income amounts previously reported.

The description of each error is described above. The impact of each error for the corresponding period in the above table is described below:

(a)	The correction of these misstatements from 2022 and prior periods resulted in an increase to beginning 2023 member’s capital of $1.9 million and a decrease to revenue of $1.0 million for the year ended December 31, 2023, resulting in a net increase to accounts receivable of $0.9 million as of December 31, 2023.

(b)	The correction of these misstatements from 2022 and prior periods resulted in a decrease to beginning 2023 member’s capital of $48.8 million. Revenues decreased by $5.7 million and gathering, transportation and marketing expense increased $1.4 million for the year ended December 31, 2023. The correction of these misstatements from 2023 and prior periods resulted in an overall decrease to accounts receivable of $67.6 million, accounts payable of $11.7 million, and member’s capital of $55.9 million as of December 31, 2023.

(c)	The correction of the misstatement as described above in (b) resulted in a decrease to accumulated depreciation, depletion and amortization of $4.1 million as of December 31, 2023, including an increase to the beginning 2023 member’s capital of $3.1 million, and a decrease to depletion and amortization expense of $1.0 million for the year ended December 31, 2023.

(d)	The correction of these misstatements relating to royalties resulted in an increase to beginning 2023 member’s capital of $0.9 million for 2022 and prior periods, a decrease to revenue of $2.2 million for the year ended December 31, 2023, and increases to accounts receivable of $34.4 million and accounts payable of $35.8 million as of December 31, 2023. The correction to accrue unpaid interest relating to the underpayment of royalties resulted in a decrease to the beginning 2023 member’s capital of $1.4 million, an increase to severance and ad valorem tax expense of $2.0 million for the year ended December 31, 2023, and an increase to accounts payable of $3.4 million. The correction to reflect the reversals of these prepaids to the correct periods resulted in a decrease to prepaids and other current assets of $17.3 million and a decrease in accounts payable and accrued liabilities of $17.3 million as of December 31, 2023. Lastly, the correction to remove a duplicated cash reconciling item resulted in an increase to cash of $2.5 million and a corresponding increase in accounts payable.

The restatement also affected the disclosures in the following notes: NOTE 3 – Significant Accounting Policies, NOTE 4 – Property, Plant and Equipment, NOTE 11 – Accounts Receivable and NOTE 12 – Accounts Payable and Accrued Liabilities to the financial statements, which have been updated to reflect the corrected information.

3. SIGNIFICANT ACCOUNTING POLICIES

Risks and Uncertainties — The Company’s revenue, profitability and future growth are substantially dependent upon the oil and natural gas sector, which is dependent upon numerous factors beyond its control, such as economic and regulatory developments and competition from other energy sources. The energy markets have historically been volatile, and there can be no assurance that unhedged commodity prices for oil, natural gas liquids (“NGL”) and natural gas (“commodities”) will not be subject to wide fluctuations in the future.

Basis of Presentation — The financial statements have been prepared on the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”). In the Notes to Financial Statements, all dollar amounts in tabulations are in thousands of dollars, unless otherwise indicated.

Use of Estimates — The preparation of the financial statements in conformity with GAAP requires management to make various assumptions, judgments and estimates to determine the reported amounts of assets, liabilities, revenue, and expenses, and in the disclosures of commitments and contingencies. Changes in these assumptions, judgments and estimates will occur because of the passage of time and the occurrence of future events. Accordingly, actual results could differ from amounts previously established.

Estimates regarding the financial statements include proved oil, NGL and gas reserve volumes and the related present value of estimated future net cash flows used in the impairment test applied to capitalized oil and natural gas properties, asset retirement obligations, valuation of acquisition and derivative assets and liabilities, depreciation, depletion, and amortization, accrued liabilities, revenue, and related receivables.

Cash and Cash Equivalents — The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. Any cash or cash equivalent that is restricted as to withdrawal or use under the terms of certain contractual agreements are classified as restricted cash in the financial statements. As of December 31, 2024 and 2023, the Company held no restricted cash.

Accounts Receivable — The Company’s accounts receivable balance primarily consists of net receivables from an unrelated third party during the transaction settlement period, operators’ sales of commodities to their customers, and from joint interest owners on properties the Company operates. Accounts receivable are recorded at contractual amounts and do not bear interest.

The Company’s revenues for the years ended December 31, 2024 and 2023, were from two purchasers which were evaluated for credit worthiness.

For the receivables from joint interest owners, the Company typically can withhold future revenue disbursements to recover nonpayment of joint interest billings.

Accordingly, the Company’s accounts receivable is generally collected.

The Company establishes provisions for losses on accounts receivable if determined that it will not collect all or part of an outstanding receivable balance. The Company regularly reviews collectability and establishes or adjusts the allowance as necessary using the specific identification method. As of December 31, 2024, the Company reviewed its outstanding balances and made the determination that $1.0 million should be recognized in the allowance for doubtful accounts. As of December 31, 2023, we reviewed our outstanding balances and made the determination that $0.9 million should be recognized in the allowance of doubtful accounts, and the full amount was written off at the end of 2023.

As a result of adopting ASU 2016-13 (defined below in the Recently Issued Accounting Pronouncements section of this note), the Company establishes allowances for credit losses equal to the estimable portions of accounts receivable for which failure to collect is expected to occur. The Company estimates uncollectible amounts based on the length of time that the accounts receivables have been outstanding, historical collection experience, current conditions, and reasonable and supportable forecast that affect the collectability of the reported amount. The guidance did not have a significant impact on the financial statements. The Company reviewed its outstanding balances at year end and determined that $1.0 million and $0.9 million in allowance for doubtful accounts related to its accounts receivable during the years ended December 31, 2024 and 2023, was reasonable. The Company does not have any off-balance sheet credit exposure related to its customers.

Inventories — Inventories are stated at the lower of cost or net realizable value. Inventories are assessed periodically for obsolescence. Valuation allowances for inventories are recorded as reductions to the carrying values of inventories included in the Company’s Condensed Statements of Financial Position and as charges in other expense in the Condensed Statements of Operations and Comprehensive Income (Loss).

As of December 31, 2024 and 2023, the components of inventories are as follows:

	2024	2023

Pipe	$14,715	$15,696
Materials and other	10,590	6,115
Total inventories	$25,305	$21,811

Oil and Natural Gas Properties — The Company follows the successful efforts method of accounting for its oil and natural gas properties. Under this method, exploration costs, other than the costs of drilling exploratory wells, are charged to expense as incurred. Costs that are associated with the drilling of successful exploration wells are capitalized if proved reserves are found. Lease acquisition costs are capitalized when incurred. Costs associated with the drilling of exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of certain non–producing leasehold costs are expensed as incurred. The costs of all development wells and related equipment used in the production of oil and natural gas are capitalized.

Sales proceeds are netted against the carrying value of oil and gas properties when a property is sold in the normal course of business. In the event of one time transactions, such as the significant disposition of an amortizable base that significantly affects the unit–of– production amortization rate, gains or losses will be recognized as part of the transaction.

The capitalized costs of producing oil and natural gas properties (including plugging, abandonment, and site restoration costs) are charged to expense as depreciation, depletion, and amortization using the units–of–production method based on the ratio of current production to estimated total net proved oil and natural gas reserves as estimated by independent petroleum engineers. Proved developed reserves are used in computing unit rates for drilling and development costs and total proved reserves are used for depletion rates of acquisition, leasehold, and pipeline costs. Depreciation, depletion and amortization for the years ended December 31, 2024 and 2023, were $75.5 million and $57.7 million (restated), respectively.

Impairment of Oil and Natural Gas Properties — The Company reviews its proved oil and natural gas properties for impairment whenever events or changes in circumstances indicate that the carrying amounts of such properties may not be recoverable. The determination of recoverability is made based upon estimated undiscounted future net cash flows. The amount of impairment loss, if any, is determined by comparing the fair value, as determined by a discounted cash flow analysis, with the carrying value of the related asset. For the year ended December 31, 2024, Management identified a triggering event related to the steep decline in the spot price of natural gas during 2024. At year end, the Company performed a two-step impairment analysis. The carrying value of all the Company’s property, plant and equipment assets were compared to the total undiscounted cash flows as taken from the future net revenues in the third party proved developed producing reserves report. The carrying value was not in excess of the undiscounted cash flows, thus there was no impairment of proved oil and natural gas properties for the year ended December 31, 2024.

Interest Cost Capitalization — Interest costs related to financing exploration activities in progress are capitalized as a cost of such activity until the projects are evaluated or until the projects are substantially complete and ready for their intended use if the projects are determined to be commercially successful.

Other Property and Equipment — Other property and equipment consist of vehicles, computer hardware, and software. It is stated at cost less accumulated depreciation, which is computed using the straight-line method based on the estimated economic life of the respective asset. The Company expenses costs for maintenance and repairs in the period incurred. Significant improvements and betterments are capitalized if they extend the useful life of the asset. Gains or losses on the sale or transfer of other property and equipment are included in other income (expense) in the period in which the transaction occurs. When the Company retires other property and equipment, it charges accumulated depreciation for the original cost, plus the cost to remove, sale or dispose, less its salvage value. For the years ended December 31, 2024 and 2023, the Company incurred $2.4 million and $2.1 million in depreciation expense, respectively.

Asset Retirement Obligations — Asset retirement obligations (“ARO”) represent the future abandonment costs of tangible assets, such as wells, service assets and other facilities. The Company records an ARO and capitalizes the asset retirement cost in oil and natural gas properties in the period in which the retirement obligation is incurred based upon the estimated fair value of the obligation to perform site reclamation, dismantle facilities, or plug and abandon wells. After recording these amounts, the ARO is accreted to its future estimated value using an assumed cost of funds and the additional capitalized costs are depreciated on a unit–of–production basis. Revisions in estimated liabilities can result from changes in retirement costs or the estimated timing of settling asset retirement obligations. If the ARO is settled for an amount other than the recorded amount, a gain or loss is recognized.

The Company determines the ARO by calculating the present value of estimated cash flows related to the liability. Estimating the ARO requires management to make estimates and judgments regarding timing and existence of a liability, as well as what constitutes adequate restoration. Inherent in the fair value calculation are numerous assumptions and judgments including the ultimate costs, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental, and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the related asset. For the years ended December 31, 2024 and 2023, the liability to the Company was $98.3 million and $93.0 million, respectively. See NOTE 8 – Asset Retirement Obligation for additional discussion.

Deferred Financing Costs — Debt financing cost consists of costs directly associated with obtaining the debt financing. These costs are capitalized and are presented as a reduction of indebtedness on the Statements of Financial Position. The capitalized costs are amortized over the life of the debt. Amortization expense for debt financing costs for the years ended December 31, 2024 and 2023, were $0.8 million and $0.8 million, respectively. See NOTE 7 – Debt for additional discussion.

Environmental Liabilities — The Company records environmental liabilities related to future costs on an undiscounted basis when environmental assessments indicate that remediation efforts are probable, and the costs can be reasonably estimated. Environmental expenditures are expensed or capitalized, as appropriate, depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations, and that do not have future economic benefit, are expensed. Estimates are based on current available facts, existing technology and presently enacted laws and regulations considering the likely effects of inflation and estimated legal costs. These estimates are subject to revision in future periods based on actual costs or new circumstances. The Company evaluates recoveries from insurance coverage separately from liability and, when recovery is assured, it records an asset separately from the associated liability in the financial statements. The Company had no environmental liabilities as of December 31, 2024 and 2023.

Revenue Recognition — The Company derives revenue largely from the sale of commodities. The Company enters into contracts with unrelated third parties to sell its production. Revenue on these contracts is recognized when the Company’s performance obligations under these contracts are satisfied, which generally occurs with the transfer of control of the commodities to the purchaser. Control is generally considered transferred when the following criteria are met: (i) transfer of physical custody, (ii) transfer of title, (iii) transfer of risk of loss, and (iv) relinquishment of any repurchase rights or other similar rights. Given the nature of the products sold, revenue is recognized at a point in time based on the amount of consideration the Company expects to receive in accordance with the price specified under the contract. Consideration under the commodities marketing contracts is typically received from the purchaser in the month following production. As of December 31, 2024 and 2023, the accounts receivable balance representing amounts due or billable under the terms of contracts with purchasers were $31.0 million and $22.3 million (restated), respectively. Variances between estimated sales and actual amounts received are insignificant and are recorded in the month payment is received.

The Company owns pipelines and gathering and processing facilities which largely support the Company’s oil and gas well production. Any third-party gas transported or processed is recorded as Midstream revenue when gas and NGLs have been delivered to a custody transfer point or at the tailgate of processing facility. The Company also generates revenue through saltwater disposal services. The Company receives funds from outside interests that offset the costs associated with their working interests.

The Company applies the sales method of accounting for natural gas revenue. Under this method, revenues are recognized based on the actual volume of natural gas sold to purchasers. Natural gas production operations may include joint owners who take more or less than the production volumes entitled to them on certain properties. Production volume is monitored to minimize these natural gas imbalances. Under this method, a natural gas imbalance liability is recorded if the Company’s excess takes of natural gas exceeds its estimated remaining proved developed reserves for these properties at the actual price realized upon the gas sale. A receivable is recognized only to the extent an imbalance cannot be recouped from the reserves in the underlying properties. The Company’s aggregate imbalance positions as of December 31, 2024 and 2023, were considered immaterial.

The Company’s oil marketing contracts transfer physical custody and title at or near the wellhead, which is generally when the control of the oil has been transferred to the purchaser. The contracted sales price is variable and determined based on the market index prices, adjusted for quality, transportation, marketing fee and other market-reflective differentials. Revenue is recognized when the control transfers to the purchaser at the delivery point based on the net price received from the purchaser. Any downstream transportation costs incurred by purchasers are reflected as a net reduction in oil sales revenue.

Under the Company’s gas processing contracts, liquids are delivered to a midstream processing entity. After processing, residue gas and NGLs are sold to unrelated third parties at the tailgate of the plant by the Company at which point the custody transfers to the purchaser. The contracted sales price is variable and determined based on the market index prices, and adjusted for transportation, fractionation, and other market-reflective differentials. As control transfers downstream of those costs, revenue is recognized on a gross basis and the related costs are classified in gathering, processing and transportation on the Company’s Statements of Operations.

Through acquisition of oil and gas assets, the Company entered into a gas purchase agreement (“off-take”) with an unrelated third party (credit rating of A- by S&P and A2 by Moody’s) which was valued at $206.1 million at acquisition and is recorded under other long-term liabilities in the Statements of Financial Position. The value of the off-take is amortized through the term of the agreement. The balance of the gas purchase agreement liability as of December 31, 2024 and 2023, were $98.9 million and $122.1 million, respectively. For the years ended December 31, 2024 and 2023, $23.3 million and $25.3 million was amortized in the Statements of Operations. See significant accounting policy for Intangible Assets below for additional discussion.

Under the Company’s current contracts with customers, the Company invoices customers once the performance obligations have been satisfied. Accordingly, the Company’s sales contracts do not give rise to contract assets or liabilities.

Risk Management — The Company periodically enters into derivative contracts to manage its exposure to commodity price and foreign currency exchange rate changes. These derivative contracts may take the form of forward contracts, swaps, collars, or other options. The Company does not use derivative contracts for speculative purposes and has not designated any commodity derivative instruments as hedging instruments for accounting purposes. As such, unrealized gains and losses from changes in the valuation of our unsettled derivative contracts, as well as realized gains and losses on the settlement of derivative contracts, are reported in ‘Gain (loss) on derivatives, net’ in our Statements of Operations.

Such derivative instruments are initially recorded at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at fair value at each reporting date. Derivatives are carried as assets when the fair value is positive or as liabilities when the fair value is negative and are classified as current and long term based on the delivery periods of the financial instruments. If the right of offset exists and certain other criteria are met, derivative assets and liabilities with the same counterparty are netted on the Statements of Financial Position.

See NOTE 5 – Commodity Derivative Instruments and NOTE 6 – Fair Value Measurements for additional discussion.

Income Taxes — The Company is not a taxpaying entity for federal income tax purposes, and it does not recognize any expense for such taxes, accordingly. The Company does make tax distributions to its tax paying parent, VEPU Inc (“VEPU”). See NOTE 10 – Related Party Transactions for additional discussion.

Remeasurement for Debt Held in Foreign Currency — Monetary assets and liabilities held in a currency other than the functional currency are remeasured to the functional currency equivalent at the balance sheet date exchange rate. The effects of remeasurement are reported as foreign currency gains or losses. The Company’s functional currency is USD but has (“Tranche 1”) debt denominated in EUR. The Company remeasures this debt using the current exchange rate at year end. Exchange gain/loss in the Statements of Operations further reclassifies to Other Comprehensive Income (“OCI”) in equity section of the Statements of Financial Position as part of the cash flow hedge entries related to (“Tranche 1”) EUR debt.

Intangible Assets — The Company recorded the new “rights-of-way” received with Southern Ute Indian Tribe as an intangible asset at its fair value of $14.5 million in 2021. The intangible asset is amortized one tenth on a straight-line basis over the term of the agreement. For the years ended December 31, 2024 and 2023, the amortization expenses were $1.4 million and $1.4 million, respectively. As of December 31, 2024 and 2023, the unamortized balances of intangible assets were $8.7 million and $10.1 million, respectively. See NOTE 16 – Intangible asset from right-of-way agreement with Southern Ute Indian Tribe for additional discussion.

Recently Issued Accounting Pronouncements — In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848) - Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”). ASU 2020-04 provides optional guidance, for a limited period of time, to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. The amendments in ASU 2020-04 provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. The amendments in this ASU apply only to contracts, hedging relationships and other transactions that reference LIBOR, or another reference rate, expected to be discontinued because of reference rate reform. The guidance was effective beginning March 12, 2020 and can be applied prospectively through December 31, 2022. In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform - Scope, which clarified the scope and application of the original guidance. In December 2022, the FASB issued ASU 2022-06, Reference Rate Reform (Topic 848) - Deferral of the Sunset Date of Topic 848, which extends the sunset date for relief under ASU 2020-04 from December 31, 2022 to December 31, 2024. The Company did not experience a material impact on its financial statements as a result of applying the guidance provided by ASU 2020-04.

Subsequent Events — The Company evaluated subsequent events through August 1, 2025, the date that the financial statements were issued.

On February 3, 2025, the Company received a $7.0 million contribution from its parent company VEPU, as an equity injection.

On July 10, 2025, VEPU entered into a definitive agreement to sell SIMCOE’s San Juan assets to Mach Natural Resources (“Mach”). The effective date of the transaction is April 1, 2025, and is expected to close late in the third quarter of 2025. Mach announced the acquisition in combination with other San Juan assets for a total deal value of approximately $787 million of which SIMCOE represents not less than 65%. Final transaction value is subject to a number of purchase price adjustments which will be calculated at close.

4. PROPERTY, PLANT AND EQUIPMENT

As of December 31, 2024 and 2023, the Company’s property, plant and equipment consisted of the following:

	2024	2023
		(Restated)
Proved properties	$811,600	$802,586
Accumulated depreciation, depletion and amortization	(283,987)	(208,491)
Oil and gas properties, net	527,613	594,095

Other property and equipment	12,895	7,810
Accumulated depreciation and amortization	(3,399)	(1,017)
Other property and equipment, net	9,496	6,793

Total property, plant and equipment, net	$537,109	$600,888

In early 2021, the Company agreed in principle with SIMLOG LLC (“SIMLOG”) to sell 97.5% of its undivided interest in certain properties for $81.6 million, and an agreement from SIMLOG to provide $100 million of capital towards the development of the properties (the “Transaction”). The Transaction closed on July 1, 2023, with an effective date of January 1, 2021 (the “Effective Date”). At close, SIMLOG assigned its interest in the properties to its wholly owned subsidiary SJ Investment. The company will retain a 2.5% working interest in the properties, will operate the properties, and will provide gas and water gathering services to SJ Investments.

After adjustments for expenses incurred and revenue received from the Effective Date, and customary post-closing adjustments, the Company recorded a receivable for the net sale price of $45.7 million. At both December 31, 2024 and 2023, the remaining receivable was $2.7 million.

5. COMMODITY DERIVATIVE INSTRUMENTS

The Company’s business activities expose it to risks associated with changes in the market price of oil, natural gas, and natural gas liquids. As such, future earnings are subject to change due to changes in the market price of oil and natural gas. The Company uses derivatives to reduce its risk of changes in the prices of oil and natural gas.

The Company uses commodity derivative instruments known as fixed price swaps to realize a known price for a specific volume of production. All transactions are settled in cash with one party paying the other for the net difference in the agreed upon published third party index price and the swap fixed price, multiplied by the contract volume.

As of December 31, 2024, the Company had no outstanding commodity contracts on its balance sheet. As of December 31, 2023, the Company’s outstanding positions generated a current liability of $13.7 million.

The amount of realized and unrealized gain (loss) for derivative instruments not designated as hedges for accounting purposes recognized in ‘Gain (loss) on derivatives, net’ in the Statements of Operations was as follows for the years ended December 31, 2024, and 2023:

	2024	2023
Realized loss on plant products positions	$(18,282)	$(17,170)
Unrealized gain on plant products positions	13,746	22,908
Total gain (loss) on derivatives	$(4,536)	$5,738

The Company has entered into a master netting arrangement with its counterparty. The amounts above are presented on a net basis in its Statements of Financial Position when such amounts are with the same counterparty. In addition, the Company has recorded accounts payable and receivable balances related to its settled derivatives that are subject to its master netting arrangements. These amounts are not included in the above table; however, under its master netting agreements, the Company has the right to offset these positions against its forward exposure related to outstanding derivatives.

Credit Risk

All the Company’s derivative transactions have been carried out in the over-the-counter market. The use of derivative instruments involves the risk that either counterparty may be unable to meet the financial terms of the transactions. The Company monitors the creditworthiness of each of its counterparties and assesses the possibility of whether each counterparty to the derivative contract would default by failing to make any contractually required payments as scheduled in the derivative instrument in determining the fair value. The derivative transactions are placed with major financial institutions with an external investment grade rating and therefore presents minimal credit risks to the Company.

6. FAIR VALUE MEASUREMENT

The fair value hierarchy has three levels based on the reliability of the inputs used to determine fair value. Level 1 refers to fair values determined based on quoted prices in active markets for identical assets or liabilities. Level 2 refers to fair values determined based on quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration. Level 3 refers to fair values determined based on our own assumptions used to measure assets and liabilities at fair value.

As of December 31, 2024, there were no outstanding derivatives held by the Company. The following table presents the fair value hierarchy table for the Company’s assets and liabilities that are required to be measured at fair value on a recurring basis as of December 31, 2023:

Fair Value Measurements
Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
For the year ended December 31, 2023:
Liabilities:
Plant products derivatives	$13,746	$—	$13,746	$—

The Company’s derivatives consist of over–the–counter (“OTC”) contracts which are not traded on a public exchange. As the fair value of these derivatives is based on a third-party industry-standard pricing model that uses contract terms, prices, assumption, and inputs that are substantially observable in active markets throughout the full term of the instruments including forward oil and gas price curves, discount rates and volatility factors, the Company has categorized these derivatives as Level 2. There were no changes in valuation techniques or related inputs in 2024. Furthermore, fair values are adjusted to reflect the credit risk inherent in the transactions, which may include amounts to reflect counterparty credit quality and/or the effect of our own creditworthiness. These assumed credit risk adjustments are based on published credit ratings, public bond yield spreads and credit default swap spreads.

Nonrecurring basis

The fair value measurement of assets acquired, and liabilities assumed are measured on a nonrecurring basis on the acquisition date using an income valuation technique based on inputs that are not observable in the market and therefore represent Level 3 inputs. Significant inputs to the valuation of acquired oil and gas properties include estimates of: (i) reserves; (ii) production rates; (iii) future operating and development costs; (iv) future commodity process, including price differentials; (v) future cash flows; and (vi) a market participant-based weighted average cost of capital rate. These inputs require significant judgments and estimates by the Company’s management at the time of the valuation.

The initial measurement of ARO at fair value is calculated using discounted cash flow techniques and is based on internal estimates of future retirement costs associated with property, plant, and equipment. Significant Level 3 inputs used in the calculation of ARO include plugging costs and reserves lives.

Inventory, which consists of materials held for use in the development and production of oil and natural gas are carried at lower of cost and net realizable value with adjustments made as appropriate to recognize any reduction in value.

7. DEBT

On February 28, 2020, the Company entered into two long-term debt agreements (“Long-Term Debt”) in an aggregate principal amount of €237.6 million EUR denominated (“Tranche 1”) and $130 million USD denominated (“Tranche 2”), bearing interest at 3.16% and 8.54%, respectively. Tranche 1 was issued at a price of 100.66% of par, resulting in a premium of $1.7 million. Fees of $7.9 million were capitalized as deferred financing costs. The premium and fees are amortized over the term of the long-term debt on a straight-line basis.

The most restrictive covenant associated with the Tranche 1 and Tranche 2 credit agreements include a minimum EBITDAX to Scheduled Debt Service Ratio test of 1.50:1.00.

As of March 31, 2024, the Company failed to meet the minimum EBITDAX to Scheduled Debt Service Ratio test, and based on current forward commodity prices, the Company projects that it would likely have a minimum EBITDAX to Scheduled Debt Service Ratio below the level prescribed in the credit agreements. Therefore, SIMCOE would not be in compliance with this covenant during 2024. Furthermore, the Company did not make its scheduled Tranche 2 principal payment on April 20, 2024, due to a working capital deficit. Noncompliance with its covenant and failure to make a scheduled principal payment are both events of default and could result in the acceleration of all the Company’s debt amortization schedule under the credit agreements. If the lenders under the credit agreements were to accelerate the loans outstanding thereunder, the Company would not have sufficient liquidity to repay the amounts due under the credit agreements. As of the date of issuance, the lenders have waived the defaults through October 31, 2026.

As of December 31, 2024, the Company had an outstanding balance of €95.8 million ($99.1 million) and $67.3 million on Tranche 1 and Tranche 2, respectively, of which €23.6 million ($24.5 million) on Tranche 1 and $24.2 million on Tranche 2 have been presented as current liability in the Statement of Financial Position. As of December 31, 2023, the Company had an outstanding balance of €122.9 million ($131.7 million) and $71.2 million on Tranche 1 and Tranche 2, respectively, of which €27.1 million ($29.9 million) on Tranche 1 and $14.8 million on Tranche 2 have been presented as current liability in the statement of financial position. As of December 31, 2024 and 2023, the deferred financing costs had balances of $4.1 million and $4.9 million, respectively. The unamortized balances of premium were $0.9 million and $1.0 million as of December 31, 2024 and 2023, respectively.

Principal payments on Long-Term Debt for five years and thereafter from December 31, 2024, are as follows:

	Tranche 1			Tranche 2
	Payment In Euros	Payment - Fixed FX Rate	FX Spot Rate as of December 31, 2024	Debt Payment
Year:
2025	€23,644	$26,520	$24,471	$24,180
2026	20,361	23,400	21,074	11,700
2027	17,643	20,800	18,261	10,400
2028	15,041	18,200	15,567	9,100
2029	12,963	16,120	13,417	8,060
Thereafter	6,133	7,800	6,348	3,900
Total outstanding payments	€95,785	$112,840	$99,138	$67,340

Cash Flow Hedge

The Company is required to make quarterly payments of an aggregate principal amount beginning July 20, 2020, as defined in the debt service payment schedules of the respective debt agreements. To avoid the exposure of foreign exchange (“FX”) fluctuations on Tranche 1, the Company entered into a foreign exchange hedge agreement through which the exchange rate of EUR was fixed for future payments which includes both interest and principal. The foreign exchange hedge agreement qualifies for hedge accounting and has been designated as a cash flow hedge, for which the effective portion of the loss is reported as a component of OCI and reclassified into earnings during which the hedged transactions affect earnings. The Company’s cash flow hedge position as of December 31, 2024, is as follows:

	Current	Long-Term	Total
Outstanding Tranche 1 Debt in EUR	€23,644	€72,141	€95,785
Outstanding Tranche 1 Debt in Dollars (per fixed FX rate)	$26,520	$86,320	$112,840
Fair value of Tranche 1 Debt	24,471	74,667	99,138
Difference in fair value and fixed FX rate	$(2,049)	$(11,653)	$(13,702)

	December 31,
	2024	2023	Location on Financial Statements
Fair value of FX Hedge	$3,818	$1,815	Other current liabilities – Statements of Financial Position
Fair value of FX Hedge	9,616	5,845	Other non-current liabilities – Statements of Financial Position
Gain (loss) recognized in OCI	$7,072	$(4,044)
Reclass OCI to FX gain (loss)	(5,774)	7,946
Income on FX cash flow hedge	$1,298	$3,902	Statements of Operations and Comprehensive Income (Loss) and OCI – Statements of Financial Position

8. ASSET RETIREMENT OBLIGATIONS

Changes in the ARO liability for 2024 and 2023 are as follows:

	2024	2023
ARO liability - January 1	$93,010	$87,948
Additions	—	903
Revisions	—	(898)
Accretion expense	5,688	5,319
Retirements	(359)	(262)
ARO liability - December 31	$98,339	$93,010

9. MEMBER’S CAPITAL

During the year ended December 31, 2022, the Company paid $16.7 million toward expenses on behalf of its parent company VEPU, $1.4 million of that amount was a payment towards the extinguishment of outstanding loans held by VEPU and $15.3 million was towards prior year tax liabilities incurred. During the year ended December 31, 2023, it was determined that this money would not be repaid by VEPU and as such, this amount was reclassed and recorded as a non-cash distribution to VEPU. As of December 31, 2023, the Company distributed $59.3 million.

During the year ended December 31, 2024, the Company did not make a distribution.

During the year ended December 31, 2024, the Company recorded contributions of $35.9 million from VEPU. See NOTE 10 – Related Party Transactions for additional discussion.

10. RELATED PARTY TRANSACTIONS

SIMCOE has an MSA with IKAV through which IKAV oversees the day-to-day operations of SIMCOE and provides all general management services to the Company. This includes operating the assets as prescribed under the joint operating agreements, negotiating vendor, revenue and hedging contracts, keeping accounting records, and adherence to legal and regulatory compliance matters.

Pursuant to the MSA, IKAV submits an invoice relevant for each calendar quarter to the Company. The invoice is comprised of two charges: (1) MSA fee and (2) operating and general and administrative expenses (“O&A expenses”) allocation. For the year ended December 31, 2024, the Company did not incur any MSA fees as IKAV provided a waiver to SIMCOE for the MSA fees for 2024. For the year ended December 31, 2023, the Company incurred $4.4 million in MSA fees. For the years ended December 31, 2024 and 2023, the Company incurred $27.2 million and $12.7 million in O&A Expenses, respectively. The Company was able to recover $14.9 million and $7.3 million of O&A expenses from our joint interest partners for the years ended December 31, 2024 and 2023, respectively, due to COPAS rules which resulted in O&A expenses on a net basis of $12.3 million and $5.4 million for the years ended December 31, 2024 and 2023, respectively. This allocation is calculated on the basis of gross revenue attributable to hydrocarbon production between SIMCOE and the other party to the agreement, SJ Investment. The agreement defines O&A expenses to include labor costs, costs and expenses for professional services, licensing and permitting fees and expenses, travel costs, capital expenditures, occupancy costs, including telephone, rent, office equipment and insurance costs, and other similar costs and expenses generally considered general and administrative expenses. As of December 31, 2024 and 2023, the Company owed IKAV $20.2 million and $12.5 million, respectively.

SIMCOE is a wholly owned subsidiary of VEPU Inc, which is a taxable entity. The Company paid in 2022 for the current estimated and prior year taxes on behalf of VEPU in an amount of $15.3 million and paid off a loan on behalf of VEPU in the amount of $1.4 million, for a total of $16.7 million as of December 31, 2022 and as recorded in the Statements of Financial Position to ‘Accrued receivable – related party’. As of December 31, 2023, the Company determined the amounts would not be repaid within the next year, so they are classified as equity distributions and thus cleared the receivable balances.

In 2024, SIMCOE’s parent Company, VEPU made cash contributions to SIMCOE totaling $35.9 million.

11. ACCOUNTS RECEIVABLE

Accounts receivable as of December 31, 2024 and 2023, consist of the following:

	2024	2023
		(Restated)
Accrued revenue	$31,021	$22,253
Joint interest billings	15,542	24,941
Midstream	2,276	3,385
Other	506	2,725
Total accounts receivable	$49,345	$53,304

12. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accrued liabilities as of December 31, 2024 and 2023, consist of the following:

	2024	2023
		(Restated)
Accounts payable	$10,418	$13,859
Accrued liabilities:
Revenue payable and suspense	22,210	31,519
Severance and ad valorem tax	18,616	26,124
Lease operating expense	10,194	12,140
Accrued capital expenditures	2,770	4,370
Interest	2,037	2,581
Workover expense	1,143	1,638
General and administrative expense	4,414	3,461
Total accrued liabilities	$61,384	$81,833
Total accounts payable and accrued liabilities	$71,802	$95,692

13. FOREIGN CURRENCY EXCHANGE GAIN/LOSS

The Company’s functional currency is USD but has (“Tranche 1”) debt denominated in EUR outstanding €95.8 million and €122.9 million as of December 31, 2024 and 2023, respectively. As of December 31, 2024, the Company remeasured this debt using the current exchange rate of 1.035 and recorded a foreign currency exchange gain of $7.1 million. As of December 31, 2023, the Company remeasured this debt using the current exchange rate of 1.1056 and recorded a foreign currency exchange loss of $4.0 million. This exchange loss/gain was offset with the cash flow hedge the Company had in place related to “Tranche 1” debt. See NOTE 7 – Debt for additional discussion.

14. COMMITMENTS AND CONTINGENCIES

The Company leases certain real property and equipment under various leases. The Company’s service contracts and future non-cancelable commitments under certain leases as of December 31, 2024, are as follows:

2024
Year:
2025	$327
2026	337
2027	347
2028	278
2029	918
Total lease commitments	$2,207

Our operating lease expenses for 2024 and 2023 were $0.3 million and $0.3 million, respectively. As is common within the industry, the Company has entered into various master service agreements related to the production from proved oil and gas properties. It is management’s belief that such commitments will be met without a material adverse effect on the financial position, results of operations or cash flows of the Company.

From time to time, the Company may be a plaintiff or defendant in a pending or threatened legal proceeding arising in the normal course of business. The Company has one open case with the Office of Natural Resources Revenue (“ONRR”). Please see NOTE 18 – ONRR Penalty and Interest for additional discussion. Outside this case, the Company is currently unaware of any other proceedings that, in the opinion of management, will individually or in the aggregate have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

15. LEASES

As of December 31, 2024 and 2023, the Company has leases that qualify under ASC 842. The majority of these leases are for rentals of towers which the Company uses to place communication equipment on for operational purposes. All of these leases have been considered operating leases. The Company does not have any variable leases. At inception of the lease, the operating lease Right of Use (“ROU”) assets and liabilities are calculated based on the present value of the future lease payments over the term of the lease. In addition to the present value of lease payments, the operating lease ROU asset would also include any lease payments made to the lessor prior to lease commencement less any lease incentives and initial direct costs incurred, if any.

The Company makes certain assumptions and judgments when evaluating a contract that meets the definition of a lease under Topic 842. The Company determines lease term by considering any option available to extend or to terminate early the lease which it believes is reasonably certain to be exercised. The Company elected to use a risk-free rate as the discount rate by class of underlying assets as its leases do not provide an implicit rate.

The components of lease costs, outstanding ROU asset and liabilities, and supplemental information for the years ended and as of December 31, 2024 and 2023, are below:

	2024	2023
Operating lease costs	$276	$263
Assets:
ROU lease asset – operating	$2,172	2,479
Liabilities:
Current ROU lease liability – operating	319	316
Long-term ROU lease liability – operating	1,881	2,162
Total	$2,200	$2,478

	2024	2023
Operating Leases:
Cash paid for amounts included in measurements of lease liabilities	$338	$339
Weighted average remaining lease term	7.4 years	8.4 years
Weighted average discount rate	1.33%	1.37%

16. INTANGIBLE ASSET FROM RIGHT-OF-WAY AGREEMENT WITH SOUTHERN UTE INDIAN TRIBE

In 2020, the Company and the Southern Ute Indian Tribe (“Tribe”) agreed on a renewal of the right-of-away with the Tribe’s lands for the upcoming 10 years. The effective date of the agreement is January 1, 2021 and ending December 31, 2030. The Company incurred its first part of the amortizing $14.5 million cost in 2021. The Company recorded the new rights-of-way as an intangible asset and is amortized 1/10 on a straight-line basis over the term of the agreement. The useful life of the Southern Ute Right of Work Agreement is based on the number of years in which the asset is expected to economically contribute to the business.

SIMCOE’s intangible assets are comprised of right-of-way work agreement with Southern Ute Right. Gross intangible assets with accumulated amortization as of December 31, 2024 and 2023, are below:

	As of December 31, 2024
	Intangible Asset, Gross	Accumulated Amortization	Intangible Asset, Net
Southern Ute Right of Work Agreement	$14,452	$(5,781)	$8,671

	As of December 31, 2023
	Intangible Asset, Gross	Accumulated Amortization	Intangible Asset, Net
Southern Ute Right of Work Agreement	$14,452	$(4,335)	$10,117

Estimated future amortization expense related to the intangible assets as of December 31, 2024, is as follows:

2024
Year:
2025	$1,445
2026	1,445
2027	1,445
2028	1,445
2029	1,445
Thereafter	1,446
Total estimated future amortization expense	$8,671

17. SUPPLEMENTAL CASH FLOW INFORMATION

Cash paid for interest for the years ended December 31, 2024 and 2023, was $12.3 million and $14.8 million, respectively.

Noncash investing activities for the years ended December 31, 2024 and 2023, include the following:

	2024	2023
Oil and gas properties costs not yet paid	$1,600	$668
Transfer of net other property, plant and equipment to IKAV	—	1,800
Asset retirement activities	—	742
Total noncash investing activities	$1,600	$3,210

Noncash financing activities for the year ended December 31, 2023, includes $16.7 million in deemed distributions.

18. ONRR PENALTY AND INTEREST

In December 2021, the Company received a subpoena from the U.S. Department of the Interior (“DOI”) requesting information pertaining to royalties that had not been properly paid to the Office of Natural Resources Revenue (“ONRR”) with respect to one federal lease located in New Mexico. In September 2022, the Company received a Civil Investigative Demand issued from the U.S. Department of Justice (“DOJ”) requesting information pertaining to the Company’s reporting and payment of royalties on production of oil and gas from federal and tribal wells. Separately, the Company has received notices regarding reporting irregularities from ONRR, and the Company received interest invoices from ONRR for underpaid royalties related to periods prior to December 31, 2024, of $5.2 million, of which, $1.8 million and $2.0 million were recognized during the years ended December 31, 2024 and 2023, respectively. The remaining amount of $1.4 million was related to periods prior to 2023.

In June 2023, the Company settled a Failure to Correct Civil Penalty, resulting in a settlement payment of $0.3 million. Matters with the ONRR remain pending and the Company maintains an active and cooperative dialogue with the ONRR in an effort to resolve matters. Regarding the DOJ investigation, the Company is unaware of any lawsuit that has been filed. We are unable to determine the potential impact or to estimate with a reasonable degree of accuracy the amount or range of any potential loss.

Unaudited Supplementary Information

SIMCOE LLC

(A Delaware Limited Liability Company)

SUPPLEMENTAL INFORMATION (UNAUDITED)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

SUPPLEMENTAL OIL AND GAS PRODUCING ACTIVITIES (Unaudited)

Proved Reserves

Our proved oil and gas reserves have been estimated by independent petroleum engineers. Proved reserves are those quantities of oil and natural gas, which, by analysis of geoscience and engineering data can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs and under existing economic conditions, operating methods, and government regulation before the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain. Proved developed reserves are the quantities expected to be recovered through existing wells with existing equipment and operating methods in which the cost of the required equipment is relatively minor compared with the cost of a new well. Due to the inherent uncertainties and the limited nature of reservoir data, such estimates are subject to change as additional information becomes available. The reserves actually recovered and the timing of production of these reserves may be substantially different from the original estimate. Revisions result primarily from new information obtained from development drilling and production history and from changes in economic factors.

Proved reserves. Reserves of oil and natural gas that have been proved to a high degree of certainty by analysis of the producing history of a reservoir and/or by volumetric analysis of adequate geological and engineering data.

Proved developed reserves. Proved reserves that can be expected to be recovered through existing wells and facilities and by existing operating methods.

Proved undeveloped reserves or PUDs. Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

Standardized Measure

The standardized measure of discounted future net cash flows and changes in such cash flows are prepared using assumptions required by US GAAP. Such assumptions include the use of 12-month average prices for oil and gas, based on the first-day-of-the- month price for each month in the period, and year end costs for estimated future development and production expenditures to produce year-end estimated proved reserves. Discounted future net cash flows are calculated using a 10% rate. No provision is included for federal income taxes since our future net cash flows are not subject to taxation.

Estimated well abandonment costs, net of salvage values, are deducted from the standardized measure using year-end costs and discounted at the 10% rate. Such abandonment costs are recorded as a liability on the consolidated balance sheet, using estimated values as of the projected abandonment date and discounted using a risk-adjusted rate at the time the well is drilled or acquired. See Note 8 – Asset Retirement Obligations for additional information related to asset retirement obligations.

The standardized measure does not represent management’s estimate of our future cash flows or the fair value of proved oil and natural gas reserves. Probable and possible reserves, which may become proved in the future, are excluded from the calculations. Furthermore, prices used to determine the standardized measure are influenced by supply and demand as affected by recent economic conditions as well as other factors and may not be the most representative in estimating future revenues or reserve data. Due to rounding, tabular amounts presented below may not add up precisely to the totals indicated.

Proved Reserves Summary

All of the Company’s reserves are located in the United States. The following table sets forth the changes in the Company’s net proved reserves for the years ended December 31, 2024 and 2023. The Company had no proved undeveloped reserves as of December 31, 2024 and 2023. Reserves estimates as of December 31, 2024 and 2023, were estimated by our independent petroleum consulting firm Netherland, Sewell & Associates, Inc.

Proved Reserves	Oil (MBbl)	Natural Gas (MMcf)	NGL (MBbl)	Gas Equivalents (MMcfe)
December 31, 2022	1,609	1,701,699	28,219	1,880,666
Revisions of previous estimates	(573)	(61,488)	(6,212)	(102,199)
Extensions and discoveries	—	5,706	5	5,734
Sales in place	—	(60,836)	—	(60,836)
Production	(46)	(135,663)	(1,582)	(145,429)
December 31, 2023	990	1,449,418	20,430	1,577,936
Revisions of previous estimates	(308)	(582,610)	(6,502)	(623,462)
Production	(64)	(109,777)	(1,538)	(119,393)
December 31, 2024	618	757,031	12,390	835,081

Proved Developed Reserves	Oil (MBbl)	Natural Gas (MMcf)	NGL (MBbl)	Oil Equivalents (MMcfe)
December 31, 2022	1,609	1,701,699	28,219	1,880,666
December 31, 2023	990	1,449,418	20,430	1,577,936
December 31, 2024	618	757,031	12,390	835,081

In 2023, the 5,734 MMcfe of extensions and discoveries was due to the inclusion of wells drilled and completed in 2022 and 2023 which had previously not been part of the 2022 reserves. The 102,199 MMcfe of downward revisions in proved reserves were primarily the result of lower commodity prices, as well as changes in current lease operating expenses and production pricing differentials.

In 2024, the 623,462 MMcfe of downward revisions in proved reserves were primarily the result of lower SEC prices, as well as changes in current lease operating expenses and production pricing differentials.

The following table sets forth the standardized measure of discounted future net cash flow from projected production of the Company’s oil and natural gas reserves:

	As of December 31,
Standardized Measure of Discounted Future Net Cash Flows	2024	2023
Future cash inflows	$1,280,146	$4,958,478
Future costs:
Production(1)	(794,919)	(2,533,545)
Development(2)	(245,689)	(214,543)
Income taxes	—	—
Future net cash flows	239,538	2,210,390
10% annual discount	(64,323)	(1,275,221)
Standardized measure	$175,215	$935,169

(1)	Production costs include production severance taxes, ad valorem taxes and operating expenses.
(2)	Development costs include plugging expenses, net of salvage and net capital investment.

	Year Ended December 31,
Changes in Standardized Measure of Discounted Future Net Cash Flows	2024	2023
Standardized measure, beginning of period	$935,169	$1,869,578
Revisions of previous quantity estimates	(686,312)	(247,881)
Changes in estimated future development costs	(15,042)	9,509
Extensions, discoveries, and improved recoveries, net of related costs	—	9,840
Net changes in prices and production costs	(127,104)	(917,642)
Divestiture of reserves	—	(84,119)
Accretion of discount	93,517	186,958
Sales of oil and natural gas produced, net of production costs	(63,389)	(94,913)
Development costs incurred during the period	—	—
Change in timing of estimated future production and other	38,376	203,839
Standardized measure, end of period	$175,215	$935,169

Price and cost revisions are primarily the net result of changes in prices, based on beginning of the year reserve estimates. Future development costs revisions are the result of the changes in the cost of plug and abandonment, and economic life of proved reserves.

Average oil prices used in the estimation of proved reserves and calculation of the standardized measure were $70.16 and $73.40 for the years ended December 31, 2024 and 2023, respectively. Average gas prices used in the estimation of proved reserves and calculation of the standardized measure were $1.712 and $4.046 for the years ended December 31, 2024 and 2023, respectively. We used 12-month average oil and gas prices, based on the first-day-of-the-month price for each month in the period.